Exhibit 10.1
                               EXODUS CONFIDENTIAL




September 28, 2001


Mr. Steven J. Ross
Chief Executive Officer
TekInsight, Inc.
18881 Von Karman Avenue
Suite 250
Irvine, CA  92612

Dear Steve:

This letter (the "Letter") when countersigned below shall have the effective date stated above ("Effective Date") and will confirm your intention to purchase from Exodus Communications, Inc. ("Exodus") certain assets, obligations and revenues related to the Exodus Gulf Services business unit (the "Business") under the terms and conditions set forth below.

Purchaser:                        The company, TekInsight, Inc. ("TekInsight")
                                  will execute all agreements related to this transaction.

The Business:                     The "Business" is defined as the following
                                  tangible and intangible assets directly used and required to continue operations in the Region and the related obligations and liabilities.

                                        1.   Customer contracts and revenue;

                                        2.   Hardware, software, and equipment;

                                        3.   Employee contracts and obligations;

                                        4.   Intangible assets such as customer
                                             information and goodwill; and

                                        5.   Any leases that TekInsight chooses
                                             to assume.

Consideration:                    As consideration for the Business ("Purchase
                                  Price"), TekInsight will provide Exodus with:

                                        1.   Initial payment for the business
                                             shall be (i) One hundred and
                                             seventy-five thousand dollars
                                             ($175,000), paid upon execution of
                                             the Definitive Agreements plus (ii)
                                             an amount equal to eighty (80%) of
                                             invoices billed by TekInsight in
                                             September, 2001 within 15 days of
                                             their collection.

                                        2.   TekInsight will deduct from the
                                             Purchase Price eighty seven
                                             thousand five hundred dollars
                                             ($87,500) from the last payment(s)
                                             due to Exodus;

                                        3.   TekInsight shall invoice the
                                             customers that have not been billed
                                             for September.

                                        4.   TekInsight will collect the
                                             existing accounts receivable
                                             balances existing at the time of
                                             billing transfer. TekInsight will
                                             pay to

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                                             Exodus eighty percent (80%) of the
                                             cash collections. In the event
                                             that the accounts receivable
                                             balance is not collected by
                                             TekInsight by October 1, 2001,
                                             Exodus will have the right to
                                             collect the remaining AR and keep
                                             all such proceeds.


                                        5.   10% of all net revenues TekInsight
                                             collects from existing Exodus
                                             customers for services provided
                                             from October 1, 2001 through
                                             September 30, 2003. Payments will
                                             be made quarterly.

Liabilities and Account           Exodus will be responsible for the accounts
Payable:                          payable balance as of September 30, 2001.
                                  Thereafter, TekInsight will be responsible for its accounts payable associated with the Business. Exodus will assume the leases related to the Business, unless TekInsight chooses to assume such leases. Exodus will assume all other known or unknown liabilities related to the Business.

Customers:                        All existing customer contracts will be
                                  assigned at closing from Exodus to TekInsight.
                                  TekInsight will assume the service obligations for the customer contracts and will ensure that the services are delivered to the customers.

Independent                       On the Effective Date of this Letter, the
Contractors:                      parties will enter into an Independent
                                  Contractor Agreement which will stipulate the terms of the services that TekInsight will deliver to the Exodus customers.

Employees:                        On the Effective Date, Exodus will terminate
                                  the employment of all employees of the
                                  Business. TekInsight simultaneously will offer employment to all such terminated employees, TekInsight further agrees that it will not close down operations or terminate more than 30 employees in the sixty days following closing.

Transition:                       The parties will work in good faith to
                                  transition the Business from Exodus to
                                  TekInsight as quickly as practicable and make general provisions so no disruption of services are necessary prior to signing the Definitive Agreements.

Press                             Upon execution of this letter agreement
Release:                          TekInsight may issue a press release related
                                  to this transaction, with specific language and form to be mutually agreed upon prior to its release.

Definitive                        The parties expect to enter into definitive
Agreements:                       agreements that will reflect the terms and
                                  conditions set forth in this Letter and to consummate the closing on or before September
                                  30, 2001. Definitive agreements are expected to include:

                                       1. Asset Purchase Agreement

                                       2. Employee Matters Agreement

                                       3. Exodus Alliance Partner Agreement

Confidentiality:                  Each of the parties acknowledges that the
                                  parties will disclose confidential information for the purposes of evaluating and executing a definitive transaction. Each of the parties agrees to receive and maintain the confidential information disclosed by the other party in strictest confidence and shall not use such confidential information in whole or in part for its own

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                                  benefit or misuse or disclose same to any
                                  third party. All such confidential information shall remain the property of the disclosing party and shall be returned by the other party on demand by the disclosing party.

Non-Compete:                      TekInsight shall not, directly or indirectly,
                                  carry on any business that is competitive with Exodus' core business (which will be defined in the definitive agreements). TekInsight further agrees not to, directly or indirectly, solicit or encourage any current or potential
                                  Exodus customers to purchase services from TekInsight or a competitor of Exodus if Exodus could provide those services as its core business.

Arbitration:                      The parties agree to settle any and all
                                  disputes between and among them through final and binding arbitration. The arbitration shall be conducted in San Francisco, California according to the rules and procedures of the American Arbitration Association. The parties shall split the costs of arbitration, including any administrative fees and arbitrator's fees, but each party shall bear its own attorneys' fees and related costs, such as exhibit preparation, discovery and expert witness fees.

Non-Binding:                      The parties agree that the provisions of this
                                  Letter shall not be binding on either party or be deemed to create any legal rights or obligations between Exodus and TekInsight, except for the paragraph set forth above entitled "Confidentiality." Neither party shall have any liability whatsoever to the other for its discontinuance of any negotiations or its decision for any reason not to enter into any form of definitive agreement, and any actions taken by either party in reliance on this Letter shall be at such party's sole risk and expense.

Fees and Expenses:                Each party will be responsible for its own
                                  fees and expenses associated with this
                                  transaction, including any legal, investment banker or other fees and expenses.


We look forward to working with you and your team in order to complete a transaction.

Sincerely,

ACKNOWLEDGED AND AGREED

EXODUS COMMUNICATIONS, INC.                        TEKINSIGHT, INC.

Signature Illegible                                /s/Steve Ross
-------------------------------                    -----------------------------
                                                   Steve Ross
                                                   Chief Executive Officer